EXHIBIT 11.01

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                                                                 PERIOD FROM
                                                                 JANUARY 18,1995
                                                 QUARTER ENDING  (INCEPTION) TO
                                                 MARCH 31, 1996   MARCH 31, 1995
                                                 --------------  --------------
Weighted average shares and common equivalent
  shares outstanding .............................  5,380,000           --

Adjustment to give effect to shares issued to
  a key employee to March 31, 1995 as
  outstanding since January 18,1995, treasury
  stock method ...................................        --        4,000,000

Adjustment to give effect to shares sold pursuant
  to a private placement subsequent to March 31,
  1995 as outstanding since January 18, 1995,
  using treasury stock method ....................        --          416,667

Adjustment to give effect to shares issued in
  connection with the bridge loans as
  outstanding since January 18, 1995, using
  treasury stock method ..........................        --            8,750

Adjustment to effect to the shares optioned to
  key employees, directors and consultants prior
  to the initial public offering as outstanding
  since January 18, 1995, using the treasury
  stock method ...................................        --          823,692
                                                   -----------    -----------
Total ............................................   5,380,000      5,249,109
                                                   ===========    ===========
Net Loss ......................................... $(1,146,187)   $   (29,082)
                                                   ===========    ===========
Per-share amount ................................. $     (0.21)   $     (0.01)
                                                   ===========    ===========